Western Asset High Income Opportunity Fund Inc. Announces Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – August 16, 2007

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO) today announced changes to its non-fundamental investment policies relating to the credit ratings of the securities in which the Fund may invest as well as the types of securities in which the Fund may invest under ordinary market conditions and during periods of adverse market conditions. These changes will be effective September 17, 2007.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, the Fund is no onger subject to the non-fundamental policy that previously prohibited the Fund from investing more than 10% of its assets in fixed income securities rated lower than B by more than one rating agency.

In addition, under new non-fundamental policies approved by the Board of Directors, the Fund now has the ability to invest in dollar rolls.

The Board of Directors also approved an amended policy providing that, during times when, in the judgment of Western Asset Management Company, the Fund’s subadvisor, conditions in the securities markets would make pursuing the Fund’s basic investment strategy inconsistent with the best interest of the Fund’s stockholders, as a temporary defensive strategy, the subadvisor may employ alternative strategies, including investment of all of the Fund’s assets in securities rated investment grade by any nationally recognized statistical rating organization, or in unrated securities of comparable quality. This amended policy provides Fund management with more flexibility than did the Fund’s previous policy regarding temporary defensive investments.

These changes to the Fund’s non-fundamental investment policies are intended to broaden the investment opportunities of the Fund and to provide the investment manager with additional flexibility to meet the Fund’s investment objectives.

It is important to note that the proposed changes are expected to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

* * * * *

Additional Information About Securities Rated Below B and Dollar Rolls

Under the Fund’s amended non-fundamental investment policies, the Fund may invest a greater percentage of its managed assets in securities rated below B. Securities rated below B are well below investment grade, have considerable uncertainty as to timely payment of principal and interest and may be in default. Issuers of lower quality securities may be highly leveraged and have difficulty servicing their debt, especially during prolonged economic recessions or periods of rising interest rates. The prices of lower quality securities are volatile and may go down due to market perceptions of deteriorating issuer creditworthiness or economic conditions. Lower quality securities may become illiquid and hard to value in down markets. Securities rated below B are considered speculative and, compared to higher-rated securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, greater risk of loss due to default or declining credit quality, greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments and greater susceptibility to negative market sentiments leading to depressed prices and decrease in liquidity.

Under the amended policies, the Fund will also be able to invest in dollar rolls as part of its investment strategies. Under a dollar roll transaction, the Fund sells securities for delivery in the current month, or sells securities it has purchased on a “to-be-announced” basis, and simultaneously contracts to repurchase substantially similar (same type and coupon) securities on a specified future date. During the roll period, the Fund forgoes principal and interest paid on the purchased securities. Dollar rolls are speculative techniques involving leverage, and are considered borrowings by the Fund if the Fund does not establish and maintain a segregated account. In addition, dollar rolls involve the risk that the market value of the securities the Fund is obligated to repurchase may decline below the repurchase price. In the event the buyer of securities under a dollar roll files for bankruptcy or becomes insolvent, the Fund’s use of proceeds may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligation to repurchase the securities. Successful use of dollar rolls may depend upon the ability of the Fund’s investment manager to correctly predict interest rates and prepayments. There is no assurance that dollar rolls can be successfully employed.

* * * * *

Western Asset High Income Opportunity Fund Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company and Western Asset Management Company Limited, affiliates of the investment manager.

For more information on the Fund, please contact our Investor Relations Group at 1-888-777-0102 or consult the Fund’s website at www.leggmason.com.

Contact:

Brenda Grandell

Director, Closed-End Funds

Legg Mason & Co., LLC

212-291-3775